UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant     ☒

Filed by a party other than the Registrant      ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Under § 240.14a-12

GRANITE FALLS ENERGY, LLC

(Name of Registrant as Specified In Its Charter)

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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Items 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

SUPPLEMENT TO PROXY STATEMENT DATED OCTOBER 3, 2022
FOR THE SPECIAL MEETING OF MEMBERS OF GRANITE FALLS ENERGY, LLC
TO BE HELD NOVEMBER 3, 2022

This Supplement to Proxy Statement (this “Supplement”), dated October 3, 2022, is furnished to the members of Granite Falls Energy, LLC (the “Company”) in connection with the solicitation of proxies for use at the Special Meeting of Members to be held on November 3, 2022, or at any adjournments or postponements thereof (the “Special Meeting”). This Supplement supplements the definitive Proxy Statement dated September 9, 2022 (the “2022 Proxy Statement”).

This Supplement is being furnished in order to update information in the 2022 Proxy Statement regarding the unanimous approval and support of the Company’s Board of Governors for the reclassification and deregistration proposals set forth in detail in the 2022 Proxy Statement. Capitalized terms used in this Supplement and not otherwise defined herein have the meanings given to them in the 2022 Proxy Statement. This Supplement does not provide all of the information that is important to your decisions in voting at the Special Meeting. This Supplement should be read in conjunction with the 2022 Proxy Statement.

Supplemental Disclosure Concerning Board of Governors’ Approval and Support of the Proposals in the 2022 Proxy Statement

As set forth in the 2022 Proxy Statement, the first proposal is the amendment and restatement of the Company’s Current Operating Agreement to reclassify the Company’s Units into three (3) distinct classes, Class A, Class B and Class C. The second proposal is the Reclassification of the Units for the purpose of discontinuing the registration of our Units with the SEC. The third proposal gives the Board permission to adjourn the Special Meeting for the purpose of soliciting additional proxies if there are insufficient proxies or Units represented at the meeting to approve Proposal 1 and Proposal 2.

Subsequent to the filing of the 2022 Proxy Statement, Bruce LaVigne, one of the governors on the Company’s Board of Governors, submitted written communication to the Chairman of the Board indicating Mr. LaVigne would not support Proposal 1 or Proposal 2. Accordingly, the Company is updating its 2022 Proxy Statement in this Supplement to reflect that the Company’s Board of Governors may no longer have unanimous Board approval of the proposals being recommended by the Board to the members at the Special Meeting.

Except as specifically supplemented by the information contained in this Supplement, all information set forth in the 2022 Proxy Statement remains unchanged and should be considered in voting your Units. Your vote is important. If you have already submitted your proxy, you do not need to take any action unless you wish to change your vote. Proxies already returned by members will remain valid and Units represented thereby will be voted at the Special Meeting unless revoked in the manner described in the Proxy Statement.